Exhibit 10.29

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Agreement”) is made and entered into as of November 1, 2011 by and between Waud Capital Partners, L.L.C., a Delaware limited liability company (“WCP”), and Acadia Healthcare Company, Inc., a Delaware corporation, and its affiliates (the “Company”). Capitalized terms used and not otherwise defined herein have the meanings set forth in the Professional Services Agreement (as defined below).

WHEREAS, WCP and the Company are party to that certain Professional Services Agreement, dated as of April 1, 2011 (the “Professional Services Agreement”);

WHEREAS, the Company is party to an Agreement and Plan of Merger, dated as of May 23, 2011 (the “Merger Agreement”), pursuant to which, among other things, PHC, Inc., a Massachusetts corporation, will merge with and into Acadia Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Merger Sub”), with Merger Sub surviving as the surviving corporation in such merger (the “Merger”); and

WHEREAS, WCP and the Company have agreed to terminate the Professional Services Agreement effective as of the effective time of the Merger in exchange for a cash termination fee to be payable upon consummation of the Merger.

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, hereby agree as follows:

1. Termination of Professional Services Agreement; Termination Fee. Notwithstanding anything to the contrary contained in the Professional Services Agreement, WCP and the Company agree that (a) upon consummation of the Merger, WCP shall be entitled to receive (i) an M&A transaction fee in the amount of $1,615,000 (the “M&A Fee”), (ii) a financing fee in the amount of $2,750,000 (the “Financing Fee”), (iii) a sale transaction fee in the amount of $6,194,000 (the “Sale Fee”), and (iv) in exchange for its agreement hereunder to terminate the Professional Services Agreement prior to the expiration of its term, the Company shall pay to WCP a termination fee in the aggregate amount of $10,000,000 (the “Termination Fee” and, collectively with the M&A Fee, the Financing Fee and the Sale Fee, the “Transaction Fees”), as follows: $2,500,000 in respect of foregone Advisory Fees, $2,500,000 in respect of foregone M&A transaction fees, $2,500,000 in respect of foregone financing fees and $2,500,000 in respect of foregone sale fees, (b) upon consummation of the Merger and receipt by WCP of all Transaction Fees payable hereunder, the Professional Services Agreement shall terminate automatically effective for all purposes and shall have no further force or effect and none of the parties thereto shall have any rights, obligations or liabilities thereunder or with respect thereto. All Transaction Fees payable hereunder shall be paid to WCP on the date on which the Merger is consummated by wire transfer of immediately available to an account or accounts designated by WCP to the Company.

2. Complete Agreement; Successors and Assigns. This Agreement embodies the complete agreement and understanding among the parties hereto and supersedes and preempts any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way. This Agreement is intended to bind, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

3. Counterparts; Governing Law. This Agreement may be executed in two or more counterparts (including by means of facsimile or other electronic transmission), each of which shall be deemed to be an original and all of which shall constitute the same instrument. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to conflict of laws provisions.

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IN WITNESS WHEREOF, the parties hereto have executed this Termination Agreement as of the date first written above.

WAUD CAPITAL PARTNERS, L.L.C.

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	Managing Partner

ACADIA HEALTHCARE COMPANY, INC.

By:	/s/ Christopher Howard
Name:	Christopher Howard
Its:	Executive Vice President
General Counsel and Secretary